Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre–Effective Amendment No. 1 to Registration Statement No. 333-141382 on Form N-2 of our report dated March 23, 2007, relating to the financial statements and financial highlights of Kohlberg Capital Corporation for the period December 11, 2006 (commencement of operations) through December 31, 2006, appearing in the annual report on Form 10-K which is included in this Prospectus, which is part of such Registration Statement, and to the references to us under the headings “Selected Financial Data” and “Independent Registered Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 25, 2007